<PAGE19>                                                        Exhibit 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                        CALCULATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (in millions)

                               March 31                  For the Years Ended December 31
                             --------------------  -----------------------------------------------------
                            1998       1997       1997       1996       1995       1994       1993
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges
 Interest expense        $ 1,610.5  $ 1,559.0  $ 6,268.2  $ 6,235.7  $ 5,987.8  $ 4,226.3  $ 3,699.9
 Rents                         5.4        6.8       26.2       22.2       19.5       16.9       13.0
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total fixed
   charges                 1,615.9    1,565.8    6,294.4    6,257.9    6,007.3    4,243.2    3,712.9

Earnings
 Income before income
  taxes                      489.2      473.8    1,806.0    2,240.2    2,327.8    2,335.5    2,147.5

 Less equity in net
  income from affiliated
  companies                    0.3        0.7        1.0       55.3      255.4      232.5      198.0

 Less minority interest
  in net income of
  subsidiaries                18.8       15.1       48.4       68.0       65.5       59.3       44.6
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Earnings before fixed
  charges                $ 2,086.0  $ 2,023.8  $ 8,051.0  $ 8,374.8  $ 8,014.2  $ 6,286.9  $ 5,617.8
                         =========  =========  =========  =========  =========  =========  =========
 Ratio of earnings to
  fixed charges                1.3        1.3        1.3        1.3        1.3        1.5        1.5
                         =========  =========  =========  =========  =========  =========  =========

For purposes of the Ford Credit ratio, earnings consist of income before taxes and fixed charges. Income before income taxes of Ford Credit includes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).